NEWS
____________________________________________________________________________________________________________________________________________

Cooper Tire & Rubber Company Reports Third
Quarter 2018 Results

FINDLAY, Ohio, October 29, 2018 – Cooper Tire & Rubber Company (NYSE: CTB) today reported third quarter 2018 net income of $54 million, or diluted earnings per share of $1.07, compared with $62 million, or $1.18 per share, for the same period last year.

Third Quarter Highlights:

•	Consolidated unit volume increased 0.1 percent.

•	Net sales increased 0.5 percent to $738 million.

•	Operating profit was $81 million, or 11.0 percent of net sales.

•
The quarter included a $31 million benefit in operating profit from lower product liability costs related to an adjustment of the company's product liability reserve model. The third quarter of 2017 included a similar adjustment of $41 million.

•	Cooper's raw material index increased 12.4 percent from the third quarter of 2017, with raw material costs increasing by $15 million from the prior year.

"Unit volume in the U.S. improved in the third quarter and outpaced the USTMA. We ended the quarter on an encouraging note, with U.S. unit volume that outperformed both the USTMA and total industry in the month of September,” said Brad Hughes, President & Chief Executive Officer. “Cooper also achieved year-over-year operating profit improvement in our International segment, as well as unit volume growth in our truck and bus radial (TBR) tire business. Our core business delivered strong sequential operating profit margin improvement, even when you exclude the benefit from lower product liability costs."

Consolidated Results:

Cooper Tire	Q3 2018 ($M)	Q3 2017 ($M)	Change
Net Sales	$738	$734	0.5%
Operating Profit	$81	$111	(26.7)%
Operating Margin	11.0%	15.1%	(4.1) ppts.
Third quarter net sales were $738 million, an increase of 0.5 percent compared with $734 million in the third quarter of 2017. Third quarter net sales were favorably impacted by $5 million of positive price and mix, partially offset by $1 million of unfavorable foreign currency impact.
Third quarter 2018 operating profit was $81 million compared with $111 million for the same period last year. Operating profit for the third quarter of 2017 has been restated to reclassify $9 million of other pension and postretirement benefit costs out of operating profit.
Operating profit for the third quarter included $15 million of unfavorable raw material costs, partially offset by $1 million of favorable price and mix. The third quarter also included $12 million of higher manufacturing costs and $3 million of higher product liability costs. SG&A costs decreased $4 million in the quarter, while other costs increased $5 million.
As part of its regular review of product liability reserves, Cooper monitors trends and analyzes developments and variables likely to impact pending and anticipated product liability claims against the company.  Based on the review completed in the third quarter, the company reduced its estimate of pending and anticipated product liability claims, which resulted in a benefit of $31 million during the third quarter of 2018.  In 2017, a similar review was performed and Cooper recognized a benefit of $41 million in the third quarter of that year.  This adjustment, as well as normal activity in product liability expenses, including current case activity and legal fees, resulted in product liability expense in the third quarter of 2018 that was $3 million higher than the same quarter of 2017.
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Cooper Tire Q3 2018—2

Cooper's third quarter raw material index increased 12.4 percent from the third quarter of 2017. The raw material index increased 3.1 percent sequentially from 163.8 in the second quarter of 2018 to 168.8 in the third quarter of 2018.

The effective tax rate for the third quarter was 22.6 percent compared to 33.8 percent in the prior year. The third quarter 2018 tax rate includes the benefit of a lower blended U.S. statutory tax rate as a result of U.S. income tax reform and approximately $1 million of net expense items recorded in the quarter. These discrete items include the benefit of approximately $4 million related to a $25 million discretionary pension contribution in the third quarter of 2018, which applied to the 2017 tax year. This was more than offset by approximately $5 million of tax expense related to the true-up of the 2017 Transition Tax. Our effective tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.
At quarter end, Cooper had $209 million in cash and cash equivalents compared with $258 million at the end of the same period last year. Capital expenditures in the third quarter were $46 million compared with $53 million in the same period last year.
Cooper generated a return on invested capital, excluding the impact of discrete tax items in the fourth quarter of 2017, of 9.7 percent for the trailing four quarters.

During the third quarter, 31,154 shares of the company's common stock were repurchased for approximately $1 million at an average price of $26.59 per share. Since share repurchases began in August 2014, the company has repurchased a total of 15.8 million shares at an average price of $34.11 per share. As of September 30, 2018, $193 million remains on the previously announced $300 million authorization.

Americas Tire Operations:

Americas Tire Operations	Q3 2018 ($M)	Q3 2017 ($M)	Change
Net Sales	$629	$625	0.5%
Operating Profit	$87	$125	(30.1)%
Operating Margin	13.9%	20.0%	(6.1) ppts.

Third quarter net sales in the Americas segment increased 0.5 percent as a result of $8 million of favorable price and mix, partially offset by $2 million of lower unit volume and $2 million of unfavorable foreign currency impact. Segment unit volume decreased 0.3 percent from the prior year, with a unit volume increase in North America offset by a decrease in Latin America, a region which continues to experience economic and political challenges.

Cooper’s third quarter total light vehicle tire shipments in the U.S. increased 1.5 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. were up 0.4 percent. Total industry shipments (including an estimate for non-USTMA members) increased 4.9 percent for the period.

Third quarter operating profit was $87 million, or 13.9 percent of net sales, compared with $125 million, or 20.0 percent of net sales, a year ago. Operating profit for the third quarter was impacted by $21 million of higher raw material costs and $2 million of unfavorable price and mix. Operating profit was also impacted by higher manufacturing costs of $9 million and $3 million of higher product liability costs. Other costs increased $3 million in the quarter.

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Cooper Tire Q3 2018—3
International Tire Operations:

International Tire Operations	Q3 2018 ($M)	Q3 2017 ($M)	Change
Net Sales	$162	$163	(0.6)%
Operating Profit	$6	$2	193.5%
Operating Margin	3.7%	1.3%	2.4 ppts.

Third quarter net sales in the International segment decreased 0.6 percent as a result of $7 million of lower unit volume, partially offset by $5 million of favorable price and mix and $1 million of favorable foreign currency impact. Segment unit volume decreased 4.1 percent from the prior year, driven by a decrease in unit volume in Asia and Europe. For Asia, original equipment (OE) volume was up modestly year over year, but was more than offset by softness in the replacement market due to credit tightening. In Europe, an increase in third party sales was more than offset by lower shipments to the U.S.
Third quarter operating profit was $6 million, or 3.7 percent of net sales, compared with $2 million, or 1.3 percent of net sales, a year ago. The increase was driven by $9 million of lower raw material costs, net of price and mix. Manufacturing costs were $3 million unfavorable, while other costs increased $2 million in the quarter.
Outlook
“We continue to make good progress on our strategic priorities and are seeing some benefits as our initiatives begin to take hold. We expect unit volume growth in the U.S. in the fourth quarter, which is expected to be offset by continued volume declines in our other regions, driven by economic and political challenges," said Hughes. "We continue to expect an impact from higher raw material costs. In the fourth quarter, our raw material index is projected to be flat sequentially, but up more than 10 percent on a year-over-year basis. Tariffs have been enacted on certain materials and tire imports from China, and there are proposed tariffs that represent further potential risk. We have implemented price increases to partially offset some of these higher costs. As a result, we would expect fourth quarter operating margin to be close to what we achieved in the third quarter, excluding the benefit from lower product liability costs.”
Additional management expectations for 2018 include:

•	Effective tax rate in a range between 23 and 26 percent, and

•	Capital expenditures in a range between $200 and $220 million.

Cooper Tire Europe recently announced its decision to enter an employee consultation period to explore ceasing light vehicle tire production at its Melksham, England facility and obtaining such tires from other locations in the broader, global Cooper production network. The fourth quarter outlook does not include any one-time charges related to actions resulting from potential outcomes of this process.

Third Quarter 2018 Conference Call Today at 10 a.m. Eastern
Management will discuss the financial and operating results for the third quarter, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at https://services.choruscall.com/links/ctb181029.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.

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Cooper Tire Q3 2018—4
Forward Looking Statements
This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the company anticipates may happen with respect to the future performance of the industries in which the company operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;

•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;

•
changes to tariffs or trade agreements, or the imposition of new tariffs or trade restrictions, imposed on tires or materials or manufacturing equipment which the company uses, including changes related to tariffs on automotive imports, as well as on tires, raw materials and tire-manufacturing equipment imported into the U.S. from China;

•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s decision to withdraw from the European Union;

•	the impact of the recently enacted tax reform legislation;

•	increased competitive activity including actions by larger competitors or lower-cost producers;

•	the failure to achieve expected sales levels;

•
changes in the company’s customer or supplier relationships or distribution channels, including the write-off of outstanding accounts receivable or loss of particular business for competitive, credit, liquidity, bankruptcy, restructuring or other reasons;

•
the costs and timing of restructuring actions and impairments or other charges resulting from such actions, including the possible outcome of the recently announced consultation period in the U.K. or from adverse industry, market or other developments;

•	consolidation or other cooperation by and among the company’s competitors or customers;

•
inaccurate assumptions used in developing the company’s strategic plan or operating plans, including impairment of goodwill supported by such plans, or the inability or failure to successfully implement such plans or to realize the anticipated savings or benefits from strategic actions;

•
the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;

•
a disruption in, or failure of, the company’s information technology systems, including those related to cybersecurity, could adversely affect the company’s business operations and financial performance;

•
changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate or expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory and legislative initiatives including environmental, healthcare, privacy and tax matters;

•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;

•
a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time;

•	changes in interest or foreign exchange rates;

•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;

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Cooper Tire Q3 2018—5

•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;

•	the risks associated with doing business outside of the U.S.;

•	the failure to develop technologies, processes or products needed to support consumer demand or changes in consumer behavior, including changes in sales channels;

•	technology advancements;

•	the inability to recover the costs to develop and test new products or processes;

•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;

•	failure to attract or retain key personnel;

•	risks relating to acquisitions including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;

•	changes in the company’s relationship with its joint-venture partners or suppliers, including any changes with respect to its former PCT joint venture’s production of Cooper-branded products;

•	the ability to find alternative sources for products supplied by PCT;

•	the inability to obtain and maintain price increases to offset higher production or material costs;

•	inability to adequately protect the company’s intellectual property rights; and

•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”)

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule.  The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ after tax operating profit, utilizing the company's adjusted effective tax rate excluding discrete Q4 2017 tax items affecting comparability of results from period to period, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.
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About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:                        Media Contact:
Jerry Bialek                            Anne Roman
419.424.4165                            419.429.7189
investorrelations@coopertire.com                    alroman@coopertire.com

Cooper Tire & Rubber Company
Condensed Consolidated Statements of Income
(Unaudited)

(Amounts in thousands except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$737,671	$733,843	$2,037,575	$2,097,621
Cost of products sold	597,724	560,371	1,718,920	1,666,013
Gross profit	139,947	173,472	318,655	431,608
Selling, general and administrative expense	58,746	62,692	178,236	178,632
Operating profit	81,201	110,780	140,419	252,976
Interest expense	(7,930)	(7,591)	(24,038)	(23,629)
Interest income	2,399	1,776	6,702	5,333
Other pension and postretirement benefit expense	(6,932)	(9,403)	(20,885)	(28,097)
Other non-operating income (expense)	2,922	(978)	(129)	(1,468)
Income before income taxes	71,660	94,584	102,069	205,115
Provision for income taxes	16,227	31,924	21,944	67,250
Net income	55,433	62,660	80,125	137,865
Net income attributable to noncontrolling shareholders' interests	1,720	973	3,120	307
Net income attributable to Cooper Tire & Rubber Company	$53,713	$61,687	$77,005	$137,558

Earnings per share:
Basic	$1.07	$1.19	$1.53	$2.62
Diluted	$1.07	$1.18	$1.52	$2.59

Weighted average shares outstanding:
Basic	50,065	52,042	50,443	52,555
Diluted	50,279	52,435	50,678	53,046

Segment information:
Net Sales
Americas Tire	$628,704	$625,423	$1,698,507	$1,772,138
International Tire	162,401	163,345	491,484	456,680
Eliminations	(53,434)	(54,925)	(152,416)	(131,197)

Operating profit (loss):
Americas Tire	$87,353	$125,056	$159,068	$286,725
International Tire	5,994	2,042	19,080	7,757
Unallocated corporate charges	(12,518)	(15,431)	(38,188)	(40,093)
Eliminations	372	(887)	459	(1,413)

Cooper Tire & Rubber Company
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollar amounts in thousands)
	September 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$208,616	$258,362
Notes receivable	7,819	15,213
Accounts receivable	616,200	600,791
Inventories	531,362	573,731
Other current assets	53,897	54,127
Total current assets	1,417,894	1,502,224

Property, plant and equipment, net	964,404	926,986
Goodwill	52,725	56,361
Intangibles	122,875	135,776
Deferred income tax assets	47,043	133,455
Other assets	7,946	7,010
Total assets	$2,612,887	$2,761,812

Liabilities and Equity
Current liabilities:
Notes payable	$14,831	$36,056
Accounts payable	252,551	266,033
Accrued liabilities	269,862	274,525
Income taxes payable	17,407	38,897
Current portion of long-term debt	1,376	1,464
Total current liabilities	556,027	616,975

Long-term debt	294,841	296,084
Postretirement benefits other than pensions	255,980	247,551
Pension benefits	146,198	252,701
Other long-term liabilities	131,332	115,606
Deferred income tax liabilities	—	670
Total parent stockholders' equity	1,167,544	1,173,305
Noncontrolling shareholders' interests in consolidated subsidiaries	60,965	58,920
Total liabilities and equity	$2,612,887	$2,761,812

Cooper Tire & Rubber Company
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(Dollar amounts in thousands)
	Nine Months Ended September 30,
	2018	2017
Operating activities:
Net income	$80,125	$137,865
Adjustments to reconcile net income to net cash from (used in) operations:
Depreciation and amortization	110,210	106,652
Stock-based compensation	3,867	3,711
Change in LIFO inventory reserve	1,134	(14,413)
Amortization of unrecognized postretirement benefits	27,535	31,463
Changes in operating assets and liabilities:
Accounts and notes receivable	(88,942)	(94,150)
Inventories	(24,957)	(75,628)
Other current assets	(9,190)	(25,121)
Accounts payable	6,500	(25,621)
Accrued liabilities	(6,832)	(19,133)
Other items	(65,928)	(58,202)
Net cash from (used in) operating activities	33,522	(32,577)
Investing activities:
Additions to property, plant and equipment and capitalized software	(143,974)	(143,067)
Proceeds from the sale of assets	160	42
Net cash used in investing activities	(143,814)	(143,025)
Financing activities:
Net payments on short-term debt	(22,152)	(6,393)
Repayments of long-term debt	(1,203)	(600)
Payment of financing fees	(1,230)	—
Repurchase of common stock	(30,183)	(70,198)
Payments of employee taxes withheld from shared-based awards	(2,107)	(6,669)
Payment of dividends to noncontrolling shareholders	—	(282)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(15,880)	(16,548)
Issuance of common shares related to stock-based compensation	275	4,091
Net cash used in financing activities	(72,480)	(96,599)
Effects of exchange rate changes on cash	2,812	7,788
Changes in cash, cash equivalents, and restricted cash	(179,960)	(264,413)
Cash, cash equivalents, and restricted cash at beginning of year	392,306	524,249
Cash, cash equivalents, and restricted cash at end of period	$212,346	$259,836

Cooper Tire & Rubber Company
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(Amounts in thousands)

RETURN ON INVESTED CAPITAL (ROIC)

	Trailing Four Quarters Ended September 30, 2018				Trailing Four Quarters Ended September 30, 2018
Calculation of ROIC			Calculation of Effective Tax Rate
Adjusted operating profit		$196,685	Adjusted (non-GAAP) provision for income taxes (c)			$33,840
Adjusted (non-GAAP) effective tax rate	24.0%		Income before income taxes (d)			140,879
Income tax expense on adjusted operating profit	47,245		Adjusted (non-GAAP) effective tax rate (c)/(d)			24.0%
Adjusted operating profit after taxes (a)		149,440
Total invested capital (b)		$1,538,158
ROIC, including noncontrolling equity (a)/(b)		9.7%

Calculation of Invested Capital (five quarter average)
	Equity	Long-term debt	Current portion of long-term debt	Notes payable	Total invested capital
September 30, 2018	$1,228,509	$294,841	$1,376	$14,831	$1,539,557
June 30, 2018	1,177,268	295,017	1,398	47,378	1,521,061
March 31, 2018	1,204,026	295,221	1,446	41,043	1,541,736
December 31, 2017	1,185,756	295,987	1,413	39,450	1,522,606
September 30, 2017	1,232,225	296,084	1,464	36,056	1,565,829
Five quarter average	$1,205,557	$295,430	$1,419	$35,752	$1,538,158

Calculation of Trailing Four Quarter Income and Expense Inputs
Quarter-ended:	Operating profit as reported*	ASU 2017-07 Reclassification*	Adjusted operating profit	Provision for income taxes as reported	Adjustments to provision for income taxes**	Adjusted (non-GAAP) provision for income taxes**	Income before income taxes
September 30, 2018	$81,201	$—	$81,201	$16,227	$—	$16,227	$71,660
June 30, 2018	32,763	—	32,763	2,267	—	2,267	17,976
March 31, 2018	26,454	—	26,454	3,451	—	3,451	12,434
December 31, 2017	46,844	9,423	56,267	79,929	68,034	11,895	38,809
Trailing four quarters	$187,262	$9,423	$196,685	$101,874	$68,034	$33,840	$140,879

* - Prior to the adoption of ASU 2017-07 on January 1, 2018, all net periodic pension benefit costs were included within operating profit. Prior year quarters have been adjusted to reflect the adoption of the new accounting standard.

** - Fourth quarter 2017 provision for income taxes included $35,378 of deemed repatriation tax and $20,413 for the re-measurement of deferred tax assets related to U.S. tax reform. Q4 2017 also included a U.K. valuation allowance charge of $18,915, less the reversal of an Asia valuation allowance of $6,672. These items have been excluded from the provision for income taxes as they are deemed to impact the comparability of results from period to period.